Exhibit 99.1

Press Contact:

Diane Hockenberry

Iridium Communications Inc.

+1 (703) 287-7421

Diane.hockenberry@iridium.com

Iridium and Boeing Restructure Relationship to Help Ensure Smooth Transition into the

Iridium NEXT Era

Iridium expands its operations team in preparation for next-generation satellite constellation and enters into a new development contract with Boeing

MCLEAN, Va. – November 30, 2016 – Iridium Communications Inc. (NASDAQ:IRDM) announced today the restructuring of its longstanding operations and maintenance relationship with Boeing. Under the agreement, Iridium is expected to hire the majority of the Boeing team that currently supports Iridium by performing operations and maintenance on Iridium’s satellites, beginning January 3, 2017. In addition, Iridium will enter into a separate development services contract with Boeing. This change comes as Iridium NEXT, the Company’s next-generation satellite constellation, nears its first launch and the start of the transition to a new Iridium® satellite constellation. Iridium will more directly manage its network and optimize operational expenses going forward, while the new development contract will dedicate key Boeing personnel to continue the design and growth required for bringing new services and capabilities into the Iridium NEXT era.

“The Boeing operations team has been an incredibly vital group to Iridium since the year 2000, and we are excited to welcome them to the Iridium employee family,” said Matt Desch, chief executive officer at Iridium. “Many of them have been supporting Iridium since the launch of Iridium’s original network, and it is only fitting that they join Iridium as employees to ensure the successful operation, maintenance and development of our next-generation global network.”

This group of individuals helped launch the world’s largest and only truly global commercial low-earth orbit (LEO) satellite constellation, and played an integral role in maintaining its performance for nearly two decades, helping Iridium grow to nearly 840,000 subscribers. This team also has the most real-world experience in operating a commercial LEO constellation. Additionally, they helped develop innovative ways to expand network capabilities over the years such as advancing functionality from voice to broadband and machine-to-machine (M2M) data services, ultimately creating new capabilities and services for partners.

“This transition will help ensure a seamless continuation of ground and operational support, by both companies, for Iridium’s current and next-generation constellation,” said Mark Spiwak, president for Boeing Satellite Systems International. “Boeing is proud to have been central to Iridium’s operational success over the years and is pleased that we will continue to be a part of its future.”

Affected Boeing employees currently working on operations and maintenance of the Iridium satellite constellation will be offered positions within Iridium and are expected to join Iridium as employees in January, timed to help usher the Company into this new chapter in its history with Iridium NEXT. For more information about Iridium NEXT, please visit www.iridium.com.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network — Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company has based these statements on its current expectations and the information currently available to us. Forward-looking statements in this presentation include statements regarding the hiring of Boeing employees, and the timing for deployment, development and capabilities of the Iridium NEXT constellation. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the hiring and on-boarding of former Boeing employees, potential delays in the Iridium NEXT deployment, and the company’s ability to maintain the health, capacity and content of its satellite constellation, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2016, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.